Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2007 EARNINGS

Robbinsville,  New Jersey, May 8, 2007 - Roma Financial Corporation (NASDAQ GSM:
ROMA) (the "Company"), the holding Company of Roma Bank, announced today its financial condition and results of operation for the three months ended March 31, 2007. The Company's consolidated net income for the three months ended March 31, 2007 was $1.8 million, or $.06 per share. The results represent an increase of $.4 million in net income for the same quarter of the prior year.

For the three months ended March 31, 2007, net interest income was $7.0 million compared to $5.8 million for the three months ended March 31, 2006. This represented a $1.2 million increase in net interest income, or 20.7%.

At March 31, 2007 the Company had consolidated assets, deposits and equity of $887.9 million, $633.8 million and $237.1 million, respectively. This represents a $11.8 million, or 1.3%, growth in assets from December 31, 2006.

"We are nearing the completion of our first twelve months as a public company," stated Peter A. Inverso, President and CEO. "It has been an exciting time, one of expectation for the opportunities that await our Company. We remain focused on implementing our business plan. Our ninth branch and first in Ocean County officially opened in January in Plumsted Township. We are finalizing plans for a second Ocean County office in Whiting, on Route 539 at the intersection of Route 70, approximately ten miles south of our Plumsted Township branch. Additionally, our first quarterly dividend of $.06 per share was declared and paid in April. Our first ever Annual Meeting of Shareholders was held on April 25, 2007. The large number of shareholders who attended is indicative of the interest and esteem in which the Company is held in our community. The confidence in the Directors and Management expressed by our stockholders at the meeting was extremely gratifying."

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Market under the symbol "ROMA."

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 86 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.